EXHIBIT 99

Frequently Asked Questions

Paramount Parks Acquisition

June 6, 2006
  What was the purchase price?

  Cedar Fair, L.P. has signed a definitive agreement with the CBS Corporation to acquire the Paramount Parks for $1,243 million. This purchase price is based on a June 30, 2006 closing, which for Cedar Fair, L.P. is considered to be the third quarter as our second quarter closes on June 25, 2006. If the transaction closes after June 30, the purchase price will be reduced by $1 million per day during July. Therefore, if the transaction closes on July 31, 2006 or thereafter, the purchase price will be $1,212 million ($1,243 million - $31 million).

  How will Cedar Fair, L.P. finance this acquisition?

  Bear Sterns has committed up to $2 billion in financing in support of the transaction. Over the next six months, we will be reviewing our capital structure, including the consideration of an equity offering. Our debt has never been publicly rated so we cannot say with certainty what our overall interest rate will be, however, we estimate the rate on the current financing will be LIBOR + 175 bps (or approximately 7%). We are also looking at other financing opportunities that may provide a lower interest rate. We estimate the Partnership will use approximately $1.7-$1.8 billion of the committed financing from Bear. This will include a mixture of both fixed and variable-rate debt.

  Will Cedar Fair still be able to maintain the distribution rate?

  We plan to maintain the distribution rate at $1.88 per unit in 2006, and are not currently considering any decrease to this rate. We know that the distribution is very important to our investors and it remains a focus of our management team as well, especially over the long term.

  What synergies does Cedar Fair expect to gain with this acquisition? How long before these synergies are achieved?

  We believe that we will be able to achieve $20-$30 million in annual synergies within the next 3-5 years, of which, we will be able to achieve $7-$10 million within the first full year of operations (2007). These synergies will be achieved through cost reductions and improved operating margins and a reduction in corporate overhead costs. Within two years, we believe we can achieve an additional $7-$10 million in operating synergies, in addition to improvements in both in-park per capita spending and attendance. Our confidence that we can achieve these synergies is supported by Cedar Fair's higher EBITDA margin (34.1% versus 26.3% at Paramount) and by our experiences with previous acquisitions.

  Are there other benefits to Cedar Fair from this acquisition?

  Yes, the acquisition of these five parks has other benefits. One, it reduces risk through diversification. We will add two more parks that attract more than three million guests annually, reducing our dependence on Cedar Point and Knott's Berry Farm. The acquisition also provides geographic diversification, making us less susceptible to weather patterns and economic conditions affecting a particular region. Third, the acquisition brings us future growth opportunities in the form of 939 acres of undeveloped land across the five properties.

  How long before this acquisition will be accretive?

  We expect to be slightly accretive by 2008 and believe a more significant amount of free cash flow will be generated once our management approach and cost synergies are fully realized within the next 3-5 years. Management views this transaction as a unique opportunity to create long-term value for the unitholders.

  What kind of capital expenditures can we expect from Cedar Fair in the future?

  Cedar Fair has a long history of reinvesting in all of its parks. Our focus will be to continue our capital expenditure plans at our current parks and implement a new spending strategy at the Paramount Park locations. In the past, Cedar Fair has invested on average $50-$55 million in annual capital spending. With the addition of five new parks, we estimate that our annual capital spending will be approximately $85-$90 million, and we plan to reevaluate this level annually to ensure we continue to provide an outstanding experience to our customers.

  Will Cedar Fair keep the Nickelodeon and Paramount theming throughout the acquired parks?

  The transaction includes the licensing agreements with Nickelodeon and Paramount. The Nickelodeon licensing agreement expires within four years and the Paramount agreement expires within ten years, subject to certain early termination rights. We have not made any decisions at this time about how best to utilize the rights under the license agreements going forward.

  Will Cedar Fair continue to make additional acquisitions in the near future?

  Over the next several years, our focus will be improving the operations at the five new parks as well as maintaining and continuing to improve the operations at our current parks. Management's focus in the short-term is to improve operations and profitability at the new parks while maintaining our distribution to investors. We do not expect to make any additional acquisitions during this time.

  Will season passes be able to be used at all of the parks?

There will be no changes to the season pass programs for the 2006 operating season. The season pass programs along with pricing strategies at all of our parks will be reviewed for the 2007 operating season.